Exhibit 99.1

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2018 FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND OF $0.125 PER SHARE

ARLINGTON, Texas (Business Wire) - January 31, 2018
Fiscal 2018 First Quarter Highlights - comparisons to the prior year quarter

•	Consolidated pre-tax income increased 23% to $391.2 million

•	Consolidated pre-tax profit margin improved 70 basis points to 11.7%

•	Net income attributable to D.R. Horton was $189.3 million or $0.49 per diluted share; includes a non-cash tax-related charge of $108.7 million

•	Net sales orders increased 17% in value to $3.2 billion and 16% in homes to 10,753

•	Homes closed increased 14% in value to $3.2 billion and 15% in homes to 10,788

•	Increasing fiscal 2018 guidance for consolidated pre-tax profit margin to a range of 11.8% to 12.0%

•	Increasing fiscal 2018 guidance for cash flow from operations to at least $700 million excluding Forestar
D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that pre-tax income for its first fiscal quarter ended December 31, 2017 increased 23% to $391.2 million compared to $318.1 million in the same quarter of the prior year. Net income attributable to D.R. Horton for the first fiscal quarter was $189.3 million, or $0.49 per diluted share, compared to $206.9 million, or $0.55 per diluted share, in the same quarter of fiscal 2017. The current quarter results include a one-time non-cash charge to income tax expense of $108.7 million to re-measure the Company’s net deferred tax assets, partially offset by a lower effective tax rate, both as a result of the Tax Cuts and Jobs Act enacted into law on December 22, 2017.
Net sales orders for the first quarter ended December 31, 2017 increased 16% to 10,753 homes and 17% in value to $3.2 billion compared to 9,241 homes and $2.8 billion in the same quarter of the prior year. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the first quarter of fiscal 2018 was 22%, unchanged from the prior year quarter.

Homebuilding revenue for the first quarter of fiscal 2018 increased 14% to $3.2 billion from $2.8 billion in the same quarter of fiscal 2017. Homes closed in the quarter increased 15% to 10,788 homes compared to 9,404 homes closed in the prior year quarter.

Pre-tax profit margin for the first quarter of fiscal 2018 improved 70 basis points to 11.7% compared to 11.0% in the same quarter of fiscal 2017. The year-over-year improvement in pre-tax profit margin was driven primarily by an increase in home sales gross margin.

Home sales gross margin in the first quarter of fiscal 2018 was 20.8% compared to 19.8% in the prior year quarter and 20.3% in the fourth quarter of fiscal 2017. The gross margin increase from both periods was primarily due to lower warranty, litigation and interest costs as a percentage of homebuilding revenues. In the current housing market, the Company expects its average home sales gross margin to be in the range of 20% to 21%, with quarterly fluctuations that may be outside of the range due to product and geographic mix and the relative impact of warranty, litigation and interest costs. Homebuilding SG&A expense as a percentage of revenues in the first quarter of fiscal 2018 was 9.5%, unchanged from the prior year quarter. Homebuilding SG&A in the current year quarter included $5.3 million of transaction costs related to the Forestar acquisition.

The Company’s homes in inventory at December 31, 2017 increased 13% to 27,800 homes compared to 24,500 homes at December 31, 2016. The Company's homebuilding land and lot portfolio at December 31, 2017 consisted of 259,000 lots, of which 49% were owned and 51% were controlled through option contracts, compared to 212,600 lots at December 31, 2016, of which 56% were owned and 44% were controlled through option contracts.

During the quarter, the Company issued $400 million of 2.55% senior notes due 2020 and repaid $400 million principal amount of its 3.625% senior notes at par prior to their February 2018 maturity. The Company ended the quarter with $558.0 million of homebuilding unrestricted cash and a homebuilding debt to total capital ratio of 25.9%. Homebuilding debt to total capital consists of homebuilding notes payable divided by stockholders’ equity plus homebuilding notes payable.

Donald R. Horton, Chairman of the Board, said, “The D.R. Horton team delivered strong results in the first fiscal quarter of 2018. Our consolidated pre-tax income in the first quarter increased 23% to $391.2 million on a 15% increase in revenues to $3.3 billion. Our pre-tax profit margin improved 70 basis points to 11.7%, and the value of our net sales orders increased 17%. These results reflect the strength of our experienced operational teams, diverse product offerings from our family of brands and solid market conditions across our broad national footprint.

“Our balance sheet strength, liquidity and continued earnings growth are increasing our strategic and financial flexibility, and we plan to maintain our disciplined, opportunistic position to enhance the long-term value of our company. We continue to expect to grow our revenues and pre-tax profits at a double-digit annual pace, while generating positive annual operating cash flows and increasing returns. With 27,800 homes in inventory at the end of December and 259,000 lots owned and controlled, we are well-positioned for the spring selling season and beyond.”

Share Repurchases and Dividends
During the first quarter of fiscal 2018, the Company paid cash dividends of $47.0 million to its shareholders and repurchased 500,000 shares of its common stock for $25.4 million. The Company’s remaining stock repurchase authorization at December 31, 2017 was $174.6 million. The Company has also declared a quarterly cash dividend of $0.125 per common share that is payable on March 9, 2018 to stockholders of record on February 23, 2018.

Forestar Acquisition
On October 5, 2017, the Company acquired 75% of the outstanding shares of Forestar Group Inc. (NYSE:FOR) (“Forestar”) for $558.3 million in cash, pursuant to the terms of the June 2017 merger agreement (“the acquisition”). Forestar is and will continue to be a publicly-traded residential and real estate development company, which currently operates in 16 markets and 11 states. Forestar’s operating results as of December 31, 2017 and for the period subsequent to the acquisition date are fully consolidated in the Company’s financial statements, and the 25% interest not owned by the Company is reported as noncontrolling interests.

D.R. Horton's alignment with Forestar advances the Company’s strategy of increasing its access to high-quality optioned land and lot positions to enhance operational efficiency and returns. Both companies are identifying land development opportunities to expand Forestar’s platform, and D.R. Horton plans to acquire a large portion of Forestar's finished lots in accordance with the master supply agreement between the two companies. As the controlling shareholder of Forestar, the Company has significant influence in guiding the strategic direction and operations of Forestar.

Results of operations for the Company’s Forestar segment from the date of acquisition through December 31, 2017 are included in the segment information following the consolidated financials. On its conference call today, the Company will provide an update on Forestar’s operations and preliminary expectations regarding Forestar's investment and growth plans.

Guidance
D.R. Horton is updating its fiscal 2018 guidance as follows:

•	Consolidated pre-tax profit margin of 11.8% to 12.0% compared to prior guidance of 11.5% to 11.7%

•	Home sales gross margin in the range of 20% to 21%, with potential quarterly fluctuations that may be outside of this range

•	Financial services operating margin of approximately 30%

•	As previously announced on January 9, 2018, an income tax rate of approximately 26%, excluding the first quarter charge to reduce net deferred tax assets by $108.7 million

•	Cash flow from operations of at least $700 million excluding Forestar, an increase of $200 million from initial guidance primarily due to recent tax legislation

D.R. Horton reaffirms its previously issued fiscal 2018 guidance for other metrics including:

•	Consolidated revenues between $15.5 billion and $16.3 billion

•	Homes closed between 50,500 and 52,500 homes

•	Homebuilding SG&A expense of around 8.7% of homebuilding revenues

•	Outstanding share count increase of less than 1%

Change in Presentation
The Company has changed the presentation of the consolidated balance sheets and statements of operations to present its homebuilding, Forestar land development, financial services and other operations on a combined basis. Prior year amounts have also been combined to reflect this presentation. See the segment information following the consolidated financials for detailed financial information for all of the Company’s reporting segments.

Conference Call and Webcast Details
The Company will host a conference call today (Wednesday, January 31) at 8:30 a.m. Eastern Time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company’s website at investor.drhorton.com.

About D.R. Horton, Inc.
D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for sixteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 26 states across the United States and closed 47,135 homes in the twelve-month period ended December 31, 2017. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that in the current housing market, the Company expects its average home sales gross margin to be in the range of 20% to 21%, with quarterly fluctuations that may be outside of the range due to product and geographic mix and the relative impact of warranty, litigation and interest costs; our balance sheet strength, liquidity and continued earnings growth are increasing our strategic and financial flexibility, and we plan to maintain our disciplined, opportunistic position to enhance the long-term value of our company; we continue to expect to grow our revenues and pre-tax profits at a double-digit annual pace, while generating positive annual operating cash flows and increasing returns; with 27,800 homes in inventory at the end of December and 259,000 lots owned and controlled, we are well-positioned for the spring selling season and beyond; D.R. Horton's alignment with Forestar advances the Company’s strategy of increasing its access to high-quality optioned land and lot positions to enhance operational efficiency and returns; both companies are identifying land development opportunities to expand Forestar’s platform, and D.R. Horton plans to acquire a large portion of Forestar's finished lots in accordance with the master supply agreement between the two companies; and as the controlling shareholder of Forestar, the Company has significant influence in guiding the strategic direction and operations of Forestar. The forward-looking statements also include all metrics in the Guidance section of this release and in the unaudited Forestar segment information.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; our ability to effect our growth strategies, acquisitions or investments successfully; home warranty and construction defect claims; the effects of a health and safety incident; the effects of negative publicity; supply shortages and other risks of acquiring land, building materials and skilled labor; the impact of an inflationary, deflationary or higher interest rate environment; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our significant debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; the effects of the loss of key personnel; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K which is filed with the Securities and Exchange Commission (SEC).

Contact
D.R. Horton, Inc.
Jessica Hansen, 817-390-8200
Vice President of Investor Relations
InvestorRelations@drhorton.com

D.R. HORTON, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31, 2017	September 30, 2017
	(In millions)
ASSETS
Cash and cash equivalents	$920.3	$1,007.8
Restricted cash	53.7	16.5
Inventories:
Construction in progress and finished homes	4,907.8	4,606.0
Residential land and lots — developed, under development, held for development and held for sale	5,132.4	4,631.1
	10,040.2	9,237.1
Investment in unconsolidated entities	86.1	—
Mortgage loans held for sale	538.2	587.3
Deferred income taxes, net of valuation allowance of $21.7 million and $11.2 million at December 31, 2017 and September 30, 2017, respectively	239.1	365.0
Property and equipment, net	357.7	325.0
Other assets	622.0	565.9
Goodwill	100.0	80.0
Total assets	$12,957.3	$12,184.6
LIABILITIES
Accounts payable	$575.7	$580.4
Accrued expenses and other liabilities	1,068.1	985.0
Notes payable	3,258.1	2,871.6
Total liabilities	4,901.9	4,437.0

EQUITY
Common stock, $.01 par value, 1,000,000,000 shares authorized, 385,244,037 shares issued and 375,693,966 shares outstanding at December 31, 2017 and 384,036,150 shares issued and 374,986,079 shares outstanding at September 30, 2017	3.9	3.8
Additional paid-in capital	3,010.2	2,992.2
Retained earnings	5,088.2	4,946.0
Treasury stock, 9,550,071 shares and 9,050,071 shares at December 31, 2017 and September 30, 2017, respectively, at cost	(220.3)	(194.9)
Stockholders’ equity	7,882.0	7,747.1
Noncontrolling interests	173.4	0.5
Total equity	8,055.4	7,747.6
Total liabilities and equity	$12,957.3	$12,184.6

D.R. HORTON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,
	2017	2016
	(In millions, except per share data)
Revenues	$3,332.7	$2,904.2
Cost of sales	2,580.1	2,267.9
Selling, general and administrative expense	384.2	325.9
Equity in earnings of unconsolidated entities	(2.3)	—
Other (income) expense	(20.5)	(7.7)
Income before income taxes	391.2	318.1
Income tax expense	202.4	111.2
Net income	188.8	206.9
Net loss attributable to noncontrolling interests	(0.5)	—
Net income attributable to D.R. Horton, Inc.	$189.3	$206.9
Basic:
Net income per share	$0.50	$0.55
Weighted average number of common shares	375.8	373.3
Diluted:
Net income per share	$0.49	$0.55
Adjusted weighted average number of common shares	383.8	377.4
Other Consolidated Financial Data:
Interest charged to cost of sales	$28.6	$34.7
Depreciation and amortization	$16.2	$14.4
Interest incurred	$31.0	$33.5

D.R. HORTON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended December 31,
	2017	2016
	(In millions)
OPERATING ACTIVITIES
Net income	$188.8	$206.9
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16.2	14.4
Amortization of discounts and fees	1.2	1.3
Stock based compensation expense	13.6	9.3
Equity in earnings of unconsolidated entities	(2.3)	—
Distributions of earnings of unconsolidated entities	0.2	—
Excess income tax benefit from employee stock awards	—	(0.5)
Deferred income taxes	126.3	8.3
Inventory and land option charges	3.7	2.3
Gain on sale of rental properties	(13.4)	—
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(302.3)	(246.3)
Increase in residential land and lots – developed, under development, held for development and held for sale	(185.2)	(152.6)
Decrease (increase) in other assets	4.3	(4.9)
Decrease in mortgage loans held for sale	49.1	105.7
Increase in accounts payable, accrued expenses and other liabilities	24.8	27.9
Net cash used in operating activities	(75.0)	(28.2)
INVESTING ACTIVITIES
Expenditures for property and equipment	(44.4)	(22.2)
Proceeds from sale of rental properties	24.8	—
Increase in restricted cash	(37.2)	(6.0)
Investment in unconsolidated entities	(0.1)	—
Return of investment in unconsolidated entities	15.0	—
Net principal decrease of other mortgage loans and real estate owned	0.1	1.0
Payments related to acquisition of a business, net of cash acquired	(156.4)	(4.1)
Net cash used in investing activities	(198.2)	(31.3)
FINANCING ACTIVITIES
Proceeds from notes payable	1,113.9	—
Repayment of notes payable	(825.8)	(0.3)
Advances (payments) on mortgage repurchase facility, net	(32.6)	(54.0)
Proceeds from stock associated with certain employee benefit plans	14.6	2.8
Excess income tax benefit from employee stock awards	—	0.5
Cash paid for shares withheld for taxes	(10.3)	(5.1)
Cash dividends paid	(47.0)	(37.3)
Repurchases of common stock	(25.4)	—
Distributions to noncontrolling interests, net	(1.7)	—
Net cash provided by (used in) financing activities	185.7	(93.4)
DECREASE IN CASH AND CASH EQUIVALENTS	(87.5)	(152.9)
Cash and cash equivalents at beginning of period	1,007.8	1,303.2
Cash and cash equivalents at end of period	$920.3	$1,150.3

D.R. HORTON, INC.
SEGMENT INFORMATION
(UNAUDITED)

	December 31, 2017
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Other Adjustments (3)	Consolidated
	(In millions)
Assets
Cash and cash equivalents	$558.0	$321.8	$24.5	$16.0	$—	$920.3
Restricted cash	8.3	40.0	5.4	—	—	53.7
Inventories:
Construction in progress and finished homes	4,907.8	—	—	—	—	4,907.8
Residential land and lots — developed, under development, held for development and held for sale	4,767.9	315.0	—	—	49.5	5,132.4
	9,675.7	315.0	—	—	49.5	10,040.2
Investment in unconsolidated entities	—	65.1	—	—	21.0	86.1
Mortgage loans held for sale	—	—	538.2	—	—	538.2
Deferred income taxes	236.3	2.5	—	—	0.3	239.1
Property and equipment, net	204.3	2.0	3.1	148.3	—	357.7
Other assets	545.3	18.4	34.1	3.8	20.4	622.0
Goodwill	80.0	—	—	—	20.0	100.0
	$11,307.9	$764.8	$605.3	$168.1	$111.2	$12,957.3
Liabilities
Accounts payable	$567.0	$2.4	$1.6	$4.7	$—	$575.7
Accrued expenses and other liabilities	997.2	45.5	30.9	18.3	(23.8)	1,068.1
Notes payable	2,749.6	108.4	387.5	—	12.6	3,258.1
	$4,313.8	$156.3	$420.0	$23.0	$(11.2)	$4,901.9

	September 30, 2017
	Homebuilding	Financial Services	Other (2)	Consolidated
	(In millions)
Assets
Cash and cash equivalents	$973.0	$24.1	$10.7	$1,007.8
Restricted cash	9.3	7.2	—	16.5
Inventories:
Construction in progress and finished homes	4,606.0	—	—	4,606.0
Residential land and lots — developed, under development, held for development and held for sale	4,631.1	—	—	4,631.1
	9,237.1	—	—	9,237.1
Mortgage loans held for sale	—	587.3	—	587.3
Deferred income taxes	365.0	—	—	365.0
Property and equipment, net	194.4	3.0	127.6	325.0
Other assets	518.7	42.2	5.0	565.9
Goodwill	80.0	—	—	80.0
	$11,377.5	$663.8	$143.3	$12,184.6
Liabilities
Accounts payable	$575.6	$1.5	$3.3	$580.4
Accrued expenses and other liabilities	933.1	35.6	16.3	985.0
Notes payable	2,451.6	420.0	—	2,871.6
	$3,960.3	$457.1	$19.6	$4,437.0
___________________

(1)	Results are presented on Forestar’s historical cost basis.

(2)	Amounts represent the aggregate balances of certain subsidiaries that are immaterial for separate reporting.

(3)	Amounts represent purchase accounting adjustments related to the Forestar acquisition and the reclassification of Forestar’s interest expense to inventory.

D.R. HORTON, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended December 31, 2017
	Homebuilding	Forestar (1)	Financial Services	Other (2)	Other Adjustments (3)	Consolidated
	(In millions)
Revenues:
Home sales	$3,184.5	$—	$—	$—	$—	$3,184.5
Land/lot sales and other	36.4	30.8	—	—	—	67.2
Financial services	—	—	81.0	—	—	81.0
	3,220.9	30.8	81.0	—	—	3,332.7
Cost of sales:
Home sales	2,521.5	—	—	—	—	2,521.5
Land/lot sales	31.2	19.3	—	—	4.4	54.9
Inventory and land option charges	3.7	—	—	—	—	3.7
	2,556.4	19.3	—	—	4.4	2,580.1
Selling, general and administrative expense	304.8	13.6	61.7	4.0	0.1	384.2
Equity in earnings of unconsolidated entities	—	(7.6)	—	—	5.3	(2.3)
Interest expense	—	2.1	—	—	(2.1)	—
Other (income) expense	(14.1)	(0.6)	(2.9)	(2.9)	—	(20.5)
Income before income taxes	$373.8	$4.0	$22.2	$(1.1)	$(7.7)	$391.2
Summary Cash Flow Information:
Cash (used in) provided by operating activities	$(101.6)	$(36.2)	$67.9	$3.0	$(8.1)	$(75.0)

	Three Months Ended December 31, 2016
	Homebuilding	Financial Services	Other (2)	Consolidated
	(In millions)
Revenues:
Home sales	$2,797.7	$—	$—	$2,797.7
Land/lot sales and other	28.4	—	—	28.4
Financial services	—	78.1	—	78.1
	2,826.1	78.1	—	2,904.2
Cost of sales:
Home sales	2,244.8	—	—	2,244.8
Land/lot sales	20.8	—	—	20.8
Inventory and land option charges	2.3	—	—	2.3
	2,267.9	—	—	2,267.9
Selling, general and administrative expense	268.4	54.8	2.7	325.9
Other (income) expense	(4.1)	(3.2)	(0.4)	(7.7)
Income before income taxes	$293.9	$26.5	$(2.3)	$318.1
Summary Cash Flow Information:
Cash (used in) provided by operating activities	$(98.3)	$59.9	$10.2	$(28.2)
___________________

(1)	Results are presented from the date of acquisition and on Forestar’s historical cost basis.

(2)	Amounts represent the aggregate balances of certain subsidiaries that are immaterial for separate reporting.

(3)	Amounts represent purchase accounting adjustments related to the Forestar acquisition and the reclassification of Forestar’s interest expense to inventory.

D.R. HORTON, INC.
ORDERS, CLOSINGS AND BACKLOG
($s in millions)

NET SALES ORDERS
	Three Months Ended December 31,
	2017		2016
	Homes	Value	Homes	Value
East	1,430	$398.5	1,146	$331.0
Midwest	377	144.9	363	143.2
Southeast	3,632	976.3	3,148	825.1
South Central	3,026	760.8	2,838	711.1
Southwest	701	165.1	458	106.7
West	1,587	777.0	1,288	646.8
	10,753	$3,222.6	9,241	$2,763.9

HOMES CLOSED
	Three Months Ended December 31,
	2017		2016
	Homes	Value	Homes	Value
East	1,388	$393.0	1,053	$305.8
Midwest	408	161.4	399	149.6
Southeast	3,744	988.6	3,337	882.5
South Central	3,178	808.4	2,903	738.6
Southwest	692	155.9	455	104.7
West	1,378	677.2	1,257	616.5
	10,788	$3,184.5	9,404	$2,797.7

SALES ORDER BACKLOG
	As of December 31,
	2017		2016
	Homes	Value	Homes	Value
East	1,586	$458.3	1,394	$408.2
Midwest	388	156.0	434	177.6
Southeast	3,945	1,092.6	3,864	1,064.3
South Central	3,804	970.6	3,775	990.6
Southwest	852	201.9	658	152.7
West	1,719	884.7	1,187	610.8
	12,294	$3,764.1	11,312	$3,404.2